ARTHUR ANDERSEN LLP


                CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the use of our reports dated September 1, 1999, except for Note 11, as to which the date is October 18, 1999, and to all references made to our Firm included in or made a part of the DTC Communications Corp. registration statement.


                                               /s/ Arthur Andersen LLP

Nashville, Tennessee
January 3, 2000